EXHIBIT 99.1

MEDIA RELEASE

CONTACT:

•	For PremierWest Bank: Doug Biddle, EVP & Chief Financial Officer: (541) 282-5391, doug.biddle@premierwestbank.com
•	For AmericanWest Bank: Kelly McPhee, Director of Communications: (509) 232-1968, kmcphee@awbank.net

PREMIERWEST BANK AND AMERICANWEST BANK MERGER
AMENDED TO INCREASE MERGER CONSIDERATION
TO COMMON SHAREHOLDERS BY 21% TO $2.00 PER SHARE

MEDFORD, OREGON AND SPOKANE, WASHINGTON—March 18, 2013: PremierWest Bank and AmericanWest Bank announced today that PremierWest Bancorp (NASDAQ: PRWT) and affiliates of AmericanWest Bank have entered into an amendment to the Agreement and Plan of Merger relating to the proposed merger of PremierWest Bancorp with an affiliate of AmericanWest Bank. Under the revised terms, each outstanding share of PremierWest Bancorp common stock will be converted into the right to receive $2.00 in cash, which represents an additional $0.35 per share in cash consideration. The additional consideration totals approximately $3.5 million in additional cash proceeds to the holders of PremierWest common stock, which represents an increase of approximately 21% from the prior proposal and represents a premium of approximately 32.5% over the $1.51 per share closing price of PremierWest common stock on October 26, 2012, the trading day immediately prior to the announcement of the merger agreement, and a premium of approximately 40.3% over the average price in the 20- trading days prior to and including October 26, 2012.

“We are very pleased to announce the increased merger consideration to our common shareholders and we continue to believe that the merger with AmericanWest Bank is in the best interests of PremierWest shareholders,” said Jim Ford, President and CEO of PremierWest Bancorp.

“The merger will bring together two like-minded banks creating a dynamic, financially-strong community bank with a deep commitment to providing the service and engagement PremierWest customers and communities have come to expect,” said Scott A. Kisting, Chairman and CEO, AmericanWest Bank.

PremierWest Bancorp’s board of directors approved the amendment to the merger agreement and continues to recommend that PremierWest shareholders vote “FOR” the merger proposal. Shareholders who have previously submitted their proxy or otherwise voted, and who do not want to change their vote, need not take any action. Shareholders who have questions about the merger proposal, need assistance in submitting their proxy or voting their shares (or changing a prior vote of their shares) should contact Georgeson, Inc., PremierWest’s proxy solicitor, toll-free at 1-877-278-9670. Internet and telephone voting will be available until 11:59 p.m. Eastern Time on Wednesday, March 27, 2013.

PremierWest Bancorp’s further adjourned Special Meeting will be reconvened at the PremierWest Bancorp Corporate Headquarters, 503 Airport Road, Medford, Oregon, at 9:00 a.m. on Thursday, March 28, 2013. At the reconvened Special Meeting, holders of PremierWest Bancorp common stock will be asked to consider and vote upon the merger proposal and, if necessary, the adjournment proposal, as set forth in the proxy statement.

IMPORTANT ADDITIONAL INFORMATION

PremierWest Bancorp filed a definitive proxy statement with the U.S. Securities and Exchange Commission on January 4, 2013, in connection with the proposed merger of PremierWest and an affiliate of AmericanWest Bank. PremierWest Bancorp will file a supplement to the definitive proxy statement that will describe the revisions to the merger agreement, including, among other things, the increase in the consideration. PremierWest Bancorp will mail the supplement to all holders of record of PremierWest Bancorp common stock as of December 31, 2012, the record date for the Special Meeting of shareholders. Shareholders of PremierWest are urged to read the proxy statement and the supplement, because they contain important information. Shareholders can obtain a free copy of the proxy statement and the supplement, as well as other filings containing information about PremierWest and the merger, without charge, at the U.S. Securities and Exchange Commission’s Internet site (www.sec.gov). In addition, copies of the proxy statement and the supplement, and other filings containing information about PremierWest and the proposed merger, can be obtained, without charge, by directing a request to PremierWest’s Internet site at www.premierwestbank.com under the heading “About Us” and then under the heading “Investor Relations.” Shareholders and customers may also contact: James M. Ford, PremierWest President & CEO at (541) 618-6020 or Jim.Ford@PremierWestBank.com or Doug Biddle, Executive Vice President & Chief Financial Officer at (541) 282-5391 or Doug.Biddle@PremierWestBank.com.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. We make forward-looking statements in this press release about the proposed merger with Pearl Merger Sub Corp., a wholly-owned subsidiary of Starbuck Bancshares, Inc. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. Such statements are subject to risks that we may be unable to procure the required shareholder approval. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

PROXY SOLICITATION

PremierWest and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from PremierWest shareholders in respect of the proposed merger. You can find information about PremierWest’s executive officers and directors in PremierWest’s definitive annual proxy statement filed with the U.S. Securities and Exchange Commission on April 9, 2012. You can obtain free copies of PremierWest’s annual proxy statement, and PremierWest’s proxy statement in connection with the merger by contacting PremierWest’s investor relations department.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through its subsidiary, PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, located in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

ABOUT AMERICANWEST BANK

Based in Spokane, Washington, AmericanWest Bank is a business-focused community bank offering commercial and small business banking, mortgage lending, treasury management products as well as a full-suite of personal banking products. The bank currently operates 80 branches in Washington, California, Idaho and Utah. Learn more about us at www.awbank.net.